PURCHASE AGREEMENT





      This Purchase Agreement (the "Agreement") entered into and effective as of the 16th day of April, 2003, by and between NMA Fort Wayne, LLC (the "Seller") and AEI Fund Management, Inc., a Minnesota corporation, or its assigns (the "Buyer").

1. PROPERTY. Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Parcel"). Seller wishes to sell and Buyer wishes to purchase the Parcel and all improvements thereon (the "Improvements") (the Parcel and the Improvements collectively, the "Property").

2.    LEASE.   The  Property is being  sold  subject  to  an
existing Lease of the Property by and between Seller, as lessor, and Biaggis Ristorante Italiano, LLC, as lessee (the
"Lessee"), dated February 27, 2001 (the "Lease").

3. CLOSING DATE. The closing date on the Buyer's purchase of the Property shall be the later of 30 days following the mutual execution of this Purchase Agreement or the expiration of the Due Diligence and Contingency Period as defined in paragraph 8 below (the "Closing Date").

4. PURCHASE PRICE. The purchase price for the Property is $2,711,111.00 (the "Purchase Price"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with a title company acceptable to Buyer as described in Article 6 hereof (the "Closing Agent") on or before the Closing Date.

     Within five (5) business days of full execution of this Agreement, Buyer will deposit $25,000.00 (the "Earnest Money") in an escrow account with the Closing Agent. The Earnest Money will be credited against the Purchase Price paid by Buyer at closing when and if the transaction contemplated herein closes and the sale is completed.

     The balance of the Purchase Price is to be deposited by Buyer into an escrow account with the Closing Agent on or before the Closing Date.

5. ESCROW. Escrow shall be opened by Seller with the Closing Agent upon execution of this Agreement. A fully executed copy of this Agreement will be delivered to the Closing Agent by Seller and will serve as escrow instructions together with any additional instructions required by Seller and/or Buyer or their respective counsels. Seller and Buyer agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to close escrow. If there is any conflict between any other instructions and this Agreement, this Agreement shall control.

6. TITLE. Seller shall deliver to Buyer a commitment for an ALTA Owner's Policy of Title Insurance (ALTA owner-most recent edition) issued by a nationally recognized title insurance company acceptable to Buyer (the "Title Company"), insuring marketable title in the Property, subject only to such matters as Buyer may approve and containing the following endorsements: extended coverage (including over matters of survey and mechanic's lien coverage), zoning, and owner's comprehensive coverage (the "Title Commitment"). The Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured. The Title Commitment shall also include an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate, shall state whether taxes are current and if not, show the amounts unpaid, the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased. All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Title Commitment. Copies of all instruments creating such exceptions must be attached to the Title Commitment.

      Buyer shall be allowed Six (6) business days after receipt of the Title Commitment and copies of all underlying documents or until the end of the Due Diligence and Contingency Period, whichever is later, for examination and the making of any objections thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to cure such objections. If Seller shall decide to make no efforts to cure Buyer's objections within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

      The Buyer shall also have Six (6) business days to review and approve any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Title Commitment. If necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have Six (6) business days to review any such items. Such Six (6) business day review period shall commence on the date the Buyer is provided with a legible copy of the instrument creating such exception to title. The Seller agrees to inform the Buyer of any item executed by the Seller placed of record affecting the
Property after the date of the Title Commitment. If any objections are so made, the Seller shall be allowed thirty
(30) days to cure such objections. If Seller shall decide to make no efforts to cure Buyer's objections within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

7. SITE INSPECTION. As a condition precedent to Buyer's obligations hereunder, the Property shall be inspected and approved by Buyer prior to the end of the Due Diligence and Contingency Period.

8.   DUE DILIGENCE AND CONTINGENCY PERIOD.

8.01 DUE DILIGENCE DOCUMENTS AND CONTINGENCY PERIOD. Buyer shall have the later of 30 days following the mutual execution of this Purchase Agreement or Six (6) business days after the delivery of the last of the items below to be supplied by Seller to conduct all of its inspections, due diligence and review to satisfy itself regarding each item to be supplied by Seller at Seller's expense:

     (a)  The Title Commitment as set forth in paragraph 6;

     (b) Such survey of the Property as may be in Seller's immediate possession.

     (c) Seller represents that Buyer has received true and correct copies of the Lease and all amendments and assignments thereto;

     (d) Phase I environmental assessment report prepared by Pioneer Engineering and Environmental Services, Inc. containing evidence that the Property complies with all federal, state and local environmental regulations;

     (e) Seller represents that Buyer has received true and correct copies of certificates of insurance provided by the Lessee as required by the Lease;

     (f) MAI appraisal, stating the value of the Property with the completed Improvements thereon;

     (g) As-built survey as described on Exhibit "B" attached hereto;

     (h)  Any documents or written summary of facts known to
     Seller  that  materially change or  render  incomplete,
     invalid,   or  inaccurate  any  of  the  Due  Diligence
     Documents; and

     (i) Seller to provide statement to Buyer signed by the Seller's chief financial officer that Seller is not insolvent.

     After receipt and review of the Due Diligence Documents or after Buyer's inspection of the Property, Buyer may cancel this Agreement for any reason in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent prior to the end of the Contingency Period and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder. Such notice shall be deemed effective upon receipt by Seller.

8.02 FORM OF CLOSING DOCUMENTS. Prior to the end of the Contingency Period, Seller and Buyer shall agree on the form of the following documents to be delivered to Buyer on the Closing Date by Seller as set forth in Article 14 hereof:

     (a)  General warranty deed;

     (b)  Seller's Affidavit;

     (c)  FIRPTA Affidavit;

     (d)  Assignment of the Lease;

     (e) Assignment of warranties from the party or parties constructing the Improvements on the Property;

     (f)  Estoppel from Lessee; and

     (g)  Hazardous   Substances  Indemnification  Agreement
          consistent with Seller's representations set forth in paragraph 12(h) hereof.

In the event that Seller and Buyer do not reach mutual agreement on the form of the above described documents prior to the end of the Contingency Period, this Agreement may be terminated by either Seller or Buyer and the Earnest Money shall be returned in full to the Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.

       It shall be a condition precedent to Buyer's obligations to close hereunder that there have been no material changes in any of the information reflected in the Due Diligence Documents after the date of such document and prior to closing.

      Until this Agreement is terminated or the Closing has occurred, the Seller shall deliver to the Buyer any documentation that comes in the Seller's possession that modifies any of the Due Diligence Documents, including the Lease and the Guaranty, or could render any of the Due Diligence Documents materially inaccurate, incomplete or invalid. The Buyer shall, in any event, have five (5)
business days before the Closing Date to review any such document and, if necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such document or documents.

9. CLOSING COSTS. Seller shall pay all costs of closing, including, but not limited to, the owner's title insurance policy, recording fees, escrow fees, the costs of the updating and certifying all Due Diligence Documents unless otherwise designated herein to be paid by Buyer. Each party will pay its own attorneys' fees to close this transaction.

10. REAL ESTATE TAXES AND ASSESSMENTS. Seller represents to Buyer that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable on or before the Closing Date have been or will be paid in full as of the Closing Date. It is understood between Seller and Buyer that all unpaid levied and pending special assessments are paid by the Lessee and shall be the responsibility of the Lessee under the Lease after the Closing Date.

       In the event Lessee does not pay any special assessments or real estate taxes that are the responsibility of the Lessee under the Lease, Seller and Buyer agreed to each pay its prorata share of said assessments or taxes as of the Closing Date. This provision shall survive closing.

11. Prorations. The Buyer and the Seller, as of the Closing Date, shall prorate: (i) all rent due under the Lease, if any, (ii) ad valorem taxes, personal property taxes, charges or assignments affecting the Property (on a calendar year basis), (iii) utility charges, including charges for water, gas, electricity, and sewer, if any, (iv) other expenses relating to the Property which have accrued but not paid as of the Closing Date, based upon the most current ascertainable tax bill and other relevant billing information, including any charges arising under any of the encumbrances to the Property. To the extent that information for any such proration is not available on the Closing Date or if the actual amount of such taxes, charges or expenses differs from the amount used in the prorations at closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such taxes, charges or expenses. The parties agree to make such reprorations as soon as possible after the actual amount of real estate taxes, charges or expenses prorated at closing becomes available. This provision shall survive closing.

12.    SELLER'S  REPRESENTATIONS  AND  WARRANTIES.    Seller
represents and warrants as of this date and to the best of Seller's knowledge after due inquiry that:

     (a) Except for this Agreement and the Lease between Seller and Biaggi's Ristorante Italino, LLC, it is not aware of any other unrecorded agreements or leases entered into by Seller with respect to the Property that shall survive closing and be binding upon Buyer.

     (b) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder.

     (c)  It  does  not  have  any  actions  or  proceedings
          pending,   which  would  materially   affect   the
          Property,   except   matters  fully   covered   by
          insurance;

     (d) The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the delivery of the warranty deed to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

     (e) All of Seller's covenants, agreements, and representations made herein, and in any and all documents which may be delivered pursuant hereto, shall survive the delivery to AEI of the warranty deed and other documents furnished in accordance with this Agreement and shall be deemed to be true and correct as of the Closing Date, and the provision hereof shall continue to inure to Buyer's benefit and its successors and assigns for a period of one year from the closing;

     (f) To the best of Seller's knowledge, the Property is in good condition, substantially undamaged by fire and other hazards, and has not been made the subject of any condemnation proceeding;

     (g) To the best of Seller's knowledge without inquiry of local authorities, the use and operation of the Property now is in full compliance with applicable local, state and federal laws, ordinances, regulations and requirements;

     (h) Seller has not caused or permitted any, and to the best of Seller's knowledge after due inquiry, the Property is not in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions. There is no proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property;


13.    BUYER'S   REPRESENTATIONS  AND   WARRANTIES.    Buyer
represents and warrants to Seller that:

     (a) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

     (b) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will violate or be in conflict with any agreement or instrument to which Buyer is a party or by which Buyer is bound;

     (c)  These   Buyer's  representations  and   warranties
          deemed  to  be true and correct as of the  Closing
          Date and shall survive the closing.

14.  CLOSING.

(a) Three (3) days prior to the Closing Date, with simultaneous copy to Buyer, Seller will deposit into escrow with the Closing Agent the following documents on or before the Closing Date:

     (1) A general warranty deed conveying insurable title to the Property to Buyer, in form and substance as agreed to between Seller and Buyer during the First Contingency Period;

     (2) Estoppel letter from Lessee, in form and substance as agreed to between Seller and Buyer during the First Contingency Period;

     (2) Affidavit of Seller, in form and substance as agreed to between Seller and Buyer during the First Contingency Period;

     (3) FIRPTA Affidavit, in form and substance as agreed to between Seller and Buyer during the First
          Contingency Period;

     (4) Assignment of Lease, in form and substance as agreed to between Seller and Buyer during the First Contingency Period;

     (5) Assignments of all warranties (and the written consents of the assignments thereof by the party giving the warranty) from the party or parties constructing the Improvements on the Property.

     (6) A down-dated title commitment for an owner's title insurance policy, reflecting only permitted exceptions approved by Buyer during the First Contingency Period and including all endorsements required by Buyer, with all Schedule C requirements removed;

     (7) Copies in Seller's possession, if any, of any and all certificates, permits, licenses and other authorizations of any governmental body or authority which are necessary to permit the use and occupancy of the Improvements; and

     (8) Hazardous Substances Indemnity Agreement executed by Seller.

(b) On or before the Closing Date, Buyer will deposit the Purchase Price with the Closing Agent;

(c) Both parties will sign and deliver to the Closing Agent any other documents reasonably required by the Closing Agent and/or the Title Company.

15. TERMINATION. This Agreement may be terminated prior to closing at Buyer's option (and the Earnest Money returned to Buyer in full immediately) in the event of any of the following occurrences:

     (a) Seller fails to comply with any of the terms hereof;

     (b) Any representation made or contained in any submission from Seller, Lessee, or in the Due
          Diligence Documents, proves to be untrue, substantially false or misleading at any time prior to the Closing Date;

     (c) There has been a material adverse change in the financial condition of Lessee or there shall be a material action, suit or proceeding pending or threatened against Seller which affects Seller's ability to perform under this Agreement or against Lessee which affects its ability to perform under the Lease;

     (d)  Any    bankruptcy,   reorganization,   insolvency,
          withdrawal, or similar proceeding is instituted by or against Seller or Lessee;

     (e) Seller or Lessee shall be dissolved, liquidated or wound up;

     (f) Lessee is not in possession of the Property and/or is not paying rent under the Lease by the Closing
          Date;

     (g) Notice given by Buyer pursuant to any right of termination herein.

16. DAMAGES, DESTRUCTION AND EMINENT DOMAIN. If, prior to the Closing Date, the Property, or any part thereof, should be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement, this Agreement shall become null and void, at Buyer's option, exercised by written notice to Seller within ten (10) business days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (a) all contingencies set forth in
Article 8 hereof have been satisfied, or waived; and (b) any period provided for above in Article 8 hereof for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title and interest in and to all insurance proceeds resulting form said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of the Lessee.

     If prior to closing, the Property, or any part thereof, is taken by eminent domain, which taking delays commencement of the Lease or delays payment of rent by the Lessee or renders the Lease invalid this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price and Seller shall assign to Buyer all the Seller's right, title and interest in and to any award made, or to be made, in the condemnation proceeding, subject to the rights of the Lessee.

     In the event that this Agreement is terminated by Buyer as provided above, the Earnest Money shall be returned to Buyer immediately after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17. NOTICES. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

If to Seller:

          Marc Blum
          Mike Weaver
          Next Realty
          Two Northfield Plaza
          Suite 320
          Northfield, IL  60093


If to Buyer:

          AEI Fund Management, Inc.
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, Minnesota 55101
          Attention:  Robert P. Johnson
          Phone No.: (612) 227-7333

      Notice shall be deemed received 48 hours after proper deposit in U.S. Mail, or 24 hours after proper deposit with a nationally recognized overnight courier.

18.  MISCELLANEOUS.

a. This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreement or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b. If the transaction contemplated hereunder does not close by the Closing Date, through no fault of Buyer, Buyer may either, at it election, extend the Closing Date, exercise any remedy available to it by law, or terminate this Agreement and receive its Earnest Money back in full immediately.

c. This Agreement shall be assignable by Buyer, at its option, in whole or in part, in such manner as Buyer may determine, to an affiliate of affiliates of Buyer.

d. The Buyer and Seller each warrant to the other that except for the Commision payable to Next Realty, LLC, which will be paid fully by Seller, no other commissions are payable to any party.


      Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has until April 18, 2003 within which time to accept this offer by signing and returning this Agreement to Buyer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Seller, Buyer and their respective successors and assigns.

     IN WITNESS WHEREOF, Seller and Buyer have executed this
Agreement effective as of the day and year above first written.


SELLER:

NMA Fort Wayne, LLC

By:  /s/ Marc Blum
Its: Managing Member




BUYER:

AEI FUND MANAGEMENT, INC.

By: /s/ Robert P. Johnson
        Robert P. Johnson, its President





                         EXHIBIT "A"

                      LEGAL DESCRIPTION

                          PARCEL 7

A TRACT OF LAND LYING SOUTHERLY OF THE SOUTHERLY RIGHT-OF-WAY LINE OF ILLINOIS ROAD, LYING NORTHERLY OF THE NORTHERLY RIGHT-OF-WAY LINE OF JEFFERSON BOULEVARD, ALSO KNOWN AS U.S. HIGHWAY NO. 24, AND LYING EASTERLY OF THE WESTERLY LINE OF A PARCEL OF LAND AS DESCRIBED IN DOCUMENT 91-055566, RECORDS OF ALLEN COUNTY, INDIANA ALL LOCATED IN SECTION 8, TOWNSHIP 30 NORTH, RANGE 12 EAST OF THE 2ND P.M., ALLEN COUNTY, INDIANA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:


COMMENCING AT A POINT ON THE SOUTHERLY RIGHT-OF-WAY LINE OF ILLINOIS ROAD, SAID POINT BEING 75 FEET SOUTH OF THE NORTH LINE OF LOT NUMBER 12 IN EDSALL'S SUBDIVISION OF LaGRO RESERVE IN SAID SECTION AND 159.99 FEET EAST OF THE WEST LINE OF SAID LOT NUMBER 12; THENCE ON ASSUMED BEARING OF NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 491.28 FEET; THENCE AROUND A CURVE IN A CLOCKWISE DIRECTION, ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, HAVING A RADIUS OF 2789.93 FEET, AN ARC LENGTH OF 1048.80 FEET, A DELTA ANGLE OF 21 DEGREES 32 MINUTES 20 SECONDS, A CHORD BEARING OF SOUTH 79 DEGREES 13 MINUTES 50 SECONDS EAST AND A CHORD LENGTH OF 1042.64 FEET; THENCE SOUTH 63 DEGREES 26 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 68.40 FEET; THENCE AROUND A CURVE IN A CLOCKWISE DIRECTION, ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE, HAVING A RADIUS OF 2789.93 FEET, AN ARC LENGTH OF 515.50 FEET, A DELTA ANGLE OF 10 DEGREES 35 MINUTES 12 SECONDS, A CHORD BEARING OF SOUTH 61 DEGREES 45 MINUTES 34 SECONDS EAST AND A CHORD LENGTH OF 514.77 FEET; THENCE SOUTH 49 DEGREES 13 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 158.80 FEET; THENCE SOUTH 53 DEGREES 05 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 387.00 FEET; THENCE SOUTH 02 DEGREES 45 MINUTES 20 SECONDS EAST ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 21.88 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 02 DEGREES 45 MINUTES 20 SECONDS EAST, ALONG THE NORTHERLY RIGHT-OF-WAY LINE OF WEST JEFFERSON BOULEVARD, A DISTANCE OF 24.12 FEET; THENCE SOUTH 47 DEGREES 43 MINUTES 40 SECONDS WEST, ALONG SAID NORTHERLY RIGHT-OF-WAY LINE, A DISTANCE OF 343.30 FEET; THENCE NORTH 34 DEGREES 26 MINUTES18 SECONDS WEST, A DISTANCE OF 221.26 FEET; THENCE NORTH 02 DEGREES 45 MINUTES 20 SECONDS WEST, A DISTANCE OF 54.28 FEET; THENCE NORTH 87 DEGREES 14 MINUTES 40 SECONDS EAST A DISTANCE OF 381.04 FEET TO THE TRUE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 52,559.93 SQUARE FEET OR 1.21 ACRES MORE OR LESS.


                        EXHIBIT :"B"

                     SURVEY REQUIREMENTS



1. The plat or map of such survey must bear the name, address and signature of the licensed land surveyor who made the survey, that surveyor's official seal and license number (if any, or both), and the date of the survey, with the following certification:

     I,   _________________________,   a   registered   land
     surveyor, in and for the State of ___________ do hereby certify to AEI Fund Management, Inc., a Minnesota corporation, or its assigns (PLEASE CONTACT AEI'S CLOSING SPECIALIST AT 1-800-328-3519 FOR INFORMATION), and ____________________ (insert name of title company), that this is a true and correct plat of a survey of

          (Insert Legal Description)

     which correctly shows the location of all buildings, structures and improvements on said described Parcel; that there are no visible encroachments onto adjoining properties, streets, alleys, easements or setback lines by any of said buildings, structures or improvements; that there are no recorded or visible right of ways or easements on said described Parcel, except as shown on said survey; that there are no party walls or visible encroachments on said described Parcel by buildings, structures or other improvements situated on adjoining property, except as shown on said plat or survey; and that the described Parcel has direct access to a publicly dedicated right-of-way at the location shown on said plat or survey.

          By:  _________________________

          Dated:  _______________________

2. If the street address of the Parcel is available, it should be noted on the survey.

3. The survey boundary should be drawn to a convenient scale, with that scale clearly indicated. If feasible, a graphic scale should be indicated. When practical, the plat or map of survey should be oriented so that North is at the top of the drawing. Supplementary or exaggerated scale diagrams should be presented accurately on the plat or map and drawn to scale. No plat or map drawing less than the minimum size of 8-1/2" by 11" will be acceptable.

4.   The  plat or map of survey should meet with the minimum
     Standard Detail Requirements for Land Title Surveys as adopted by the American Title Association and American
     Congress on Surveying and Mapping.

5. The character and location of all buildings upon the Parcel must be shown and their location given with reference to boundaries. Proper street numbers should be shown where available. Physical evidence of easements and/or servitudes of all kinds, including but not limited to those created by roads, rights of way, water courses, drains, telephone, telegraph or electric lines, water, sewer, oil or gas pipelines, etc., on or across the surveyed Parcel and on adjoining properties if they appear to affect the enjoyment of the surveyed Parcel should be located and noted. If the surveyor has knowledge of any such easements and/or servitudes, not physically evidenced at the time the present survey is made, such physical non-evidence should be noted. All recorded easements, rights of way and other record matters affecting the Parcel should be located and identified by recording date. Surface indications, if any, of underground easements and/or servitudes should also be shown. If there are no buildings erected on the Parcel being surveyed, the plat or map of survey should bear the statement "No Buildings". Curb cuts and adjoining streets should be shown.

6. Joint or common driveways and alleys must be indicated. Independent driveways along the boundary must be shown together with the width thereof. Encroaching driveways, strips, ribbons, aprons, etc., should be noted. Rights of access to public highways should be shown. The right-of-way line of any public street must be shown in relationship to the Parcel surveyed and the street must be labeled "Publicly Dedicated" or "Private Thoroughfare" as the case may be.

7. As a minimum requirement, at least three (3) sets of prints of the plat or map of survey should be furnished to AEI and one (1) set to the title company.

8.   The  survey  should  certify as  to  the  total  square
     footage  of  the  area surveyed and as  to  the  square
     footage  at  the exterior walls of any improvements  on
     the Parcel. The survey should note the absence of, or indicate the existence of, any building restriction or setback lines. Paved areas should be shown and the survey should designate the area for parking and its dimensions. If completed, the survey should indicate the actual number of parking spaces and, if possible, the actual parking spaces should be outlined on the survey.

                         EXHIBIT "C"

            FINANCIAL DOCUMENTATION REQUIREMENTS

Prior to closing, the following must be received and approved by AEI, along with those items specified more fully in the Purchase Agreement:

        I. Lessee's prior two (2) fiscal years' Annual financial reports.